Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

Chase Corporation Announces Fiscal Fourth Quarter and Full Year 2020 Results

Revenue of $261.2 Million, Earnings Per Diluted Share of $3.59 for the Full Year

Prudent Cost Control Supported Record Cash Balance of $99.1 Million

Declares Dividend of $0.80 Per Share

Westwood, MA – November 12, 2020 – Chase Corporation (NYSE American: CCF), a global specialty chemicals company that is a leading manufacturer of protective materials for high-reliability applications across diverse market sectors, today announced financial results for the fiscal year and fourth quarter ended August 31, 2020. The Company also announced a cash dividend of $0.80 per share to shareholders of record on November 27, 2020 payable on December 7, 2020.

Full Year 2020 Financial & Recent Operational Highlights

●	Total Revenue of $261.2 million, compared to $281.4 million in the prior year
●	Gross Margin of 38%, compared to 36% in the prior year
●	Net Income of $34.2 million, compared to $32.7 million in the prior year
●	Adjusted EBITDA of $60.2 million, compared to $65.2 million in the prior year
●	Free Cash Flow of $54.4 million, compared to $47.0 million in the prior year
●	Ended fiscal year 2020 with a cash balance of $99.1 million
●	Completed the sale of two properties in Massachusetts and Rhode Island
●	Acquired ABchimie for $21.4 million using cash on hand on September 1, 2020 (fiscal 2021)

“Our disciplined focus on margins and cash flow drove solid results for both the quarter and fiscal year despite revenue headwinds resulting from the COVID-19 pandemic.  Thanks to the efforts of our dedicated employees, we were safely able to continue meeting the needs of our customers during this challenging time,” said Adam P. Chase, President and Chief Executive Officer of Chase Corporation.

Mr. Chase continued, “Progress was made on all of our core strategic drivers.  The ABchimie acquisition demonstrated our commitment to inorganic growth initiatives.  This acquisition broadens our electronics coatings product portfolio within the Adhesives, Sealants and Additives reporting segment with high performance, environmentally-friendly technologies that are complementary to our product offerings.  ABchimie’s UV LED coating technology provides an exciting low-energy curing solution for this emerging industry trend.  The transaction is expected to be immediately accretive to our results but does not represent a significant business combination.”

Added Mr. Chase, “We continue to benefit from our strategic diversification, strength in 5G related demand and an increase in sales of products for electronics applications including new electric vehicle qualifications.  This was offset by weakness in oil & gas related products given reduced market activity in this sector.   Our product mix was more favorable in the second half of the year and in combination with productivity improvements resulted in a boost to relative gross margins in both the fourth quarter and full fiscal year.  Additionally, we were successful in selling our Randolph, MA property in the fourth quarter following last quarter’s Pawtucket, RI facility sale transaction, fully completing these site consolidation initiatives.”

Fiscal Fourth Quarter Financial Highlights

●	Total Revenue fell 9% to $63.9 million, compared to Q4 FY19
●	Gross Margin of 38%, compared to 37% in Q4 FY19, due in part to operational efficiencies and sales mix
●	Selling, General and Administrative expenses increased 2% to $12.3 million from the year-ago period
●	Income Tax expense of $2.9 million, compared to $2.6 million in the year-ago period
●	Other Expense totaled $579,000, compared to other income of $113,000 in the year-ago period
●	Net Income for the fiscal fourth quarter of 2020 was $9.0 million, or $0.95 per diluted share, compared to a Net Income of $10.1 million, or $1.07 per diluted share, for the fiscal fourth quarter of 2019. Adjusted EPS for the quarter was $0.83 per diluted share
●	Adjusted EBITDA for the fiscal fourth quarter of 2020 was $14.5 million, compared to Adjusted EBITDA of $17.5 million in the prior-year quarter. The reconciliation of Net Income to Adjusted EBITDA is included at the end of this news release
●	Free Cash Flow in the fiscal fourth quarter of 2020 was $12.7 million, compared to Free Cash Flow of $18.6 million in the prior-year quarter

“We continue to focus on our controllable expenses to mitigate the impact from declining revenue. I am pleased with our financial discipline and ability to drive higher margins and generate cash in this environment,” said Christian J. Talma, Treasurer and Chief Financial Officer of Chase Corporation. “We remain free of debt with a record cash balance of $99.1 million and fully available $150 million credit facility which provide capital for opportunistic investments to bring value to Chase Corporation. This was demonstrated most recently with our all-cash purchase of ABchimie. Our announced dividend of $0.80 per share, which will be paid this coming December, is consistent with that distributed for the prior year.”

Adhesives, Sealants and Additives

	For the Three Months Ended August 31,		For the Year Ended August 31,
	2020	2019	2020	2019
Revenue	$23,024	$25,983	$96,208	$104,796
Cost of products and services sold	14,071	15,006	55,902	60,345
Gross Margin	$8,953	$10,977	$40,306	$44,451
Gross Margin %	39%	42%	42%	42%

Adhesives, Sealants and Additives segment revenue decreased $8.6 million or 8% to $96.2 million for the year ended August 31, 2020 compared to $104.8 million in fiscal 2019. The year-over-year decline was primarily due to the electronic and industrial coatings product line’s sales volume decrease. Contributing factors to this decline included North American, European, and Asian automotive and industrial weakness which was exacerbated by COVID-19. The market downturn also affected the royalty received from our licensed manufacturer in Asia. Revenue attributable to the segment’s North American-focused specialty chemical intermediates product line was also down in fiscal 2020.

Industrial Tapes

	For the Three Months Ended August 31,		For the Year Ended August 31,
	2020	2019	2020	2019
Revenue	$27,029	$31,520	$118,960	$129,845
Cost of products and services sold	17,711	21,956	80,351	93,299
Gross Margin	$9,318	$9,564	$38,609	$36,546
Gross Margin %	34%	30%	32%	28%

Revenue in the Industrial Tapes segment decreased $10.9 million or 8% to $119.0 million for the year ended August 31, 2020 compared to $129.8 million in fiscal 2019. The decline in revenue was primarily due to lower volume from the North American-focused cable materials product line and the Company’s decision to end an arrangement in which it provided low-margin transitional toll manufacturing services. The decline was partially offset by a volume-driven sales increase in electronic materials into the Asian market, and increased sales of pulling and detection tapes primarily into the North American telecommunication and utility industries.

Corrosion Protection and Waterproofing

	For the Three Months Ended August 31,		For the Year Ended August 31,
	2020	2019	2020	2019
Revenue	$13,854	$12,602	$45,994	$46,710
Cost of products and services sold	7,695	7,007	25,362	26,519
Gross Margin	$6,159	$5,595	$20,632	$20,191
Gross Margin %	44%	44%	45%	43%

Sales from the Corrosion Protection and Waterproofing segment decreased $0.7 million or 2% to $46.0 million for the year ended August 31, 2020 compared to $46.7 million for fiscal 2019. This year-over-year reduction was driven by lower sales of the Company’s building envelope products. Partially offsetting the revenue decline were volume and price driven increases in the coating and lining systems product line, and increased sales in both the bridge and highway and pipeline coatings product lines, including sales of our Rye U.K.-produced pipeline products.

More information on COVID-19 updates can be found at the Company website: www.chasecorp.com

About Chase Corporation

Chase Corporation, a global specialty chemicals company that was founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world. More information can be found on our website https://chasecorp.com/

Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures in this press release. Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are non-GAAP financial measures.  The Company believes that Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are useful performance measures as they are used by its executive management team to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  The Company believes Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. However, Chase’s calculation of Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow may not be comparable to similarly-titled measures published by others. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. This press release provides reconciliations from the most directly comparable financial measure presented in accordance with U.S. GAAP to each non-GAAP financial measure.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential”, among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  To comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes; the highly competitive environment in which the Company operates; as well as expected impact of the coronavirus disease (COVID-19)  pandemic on the Company's businesses. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor & Media Contact:

Michael Cummings or Jackie Marcus

Alpha IR Group

Phone: (617) 982-0475

E-mail: CCF@alpha-ir.com

or

Shareholder & Investor Relations Department

Phone: (781) 332-0700

E-mail: investorrelations@chasecorp.com

Website: www.chasecorp.com

The following table summarizes the Company’s unaudited financial results for the three months and years ended August 31, 2020 and 2019.

	For the Three Months Ended August 31,		For the Year Ended August 31,
All figures in thousands, except per share figures	2020	2019	2020	2019
Revenue	$63,907	$70,105	$261,162	$281,351
Costs and Expenses
Cost of products and services sold	39,477	43,969	161,615	180,163
Selling, general and administrative expenses	12,338	12,091	49,364	48,707
Research and product development costs	963	938	4,007	4,021
Operations optimization costs	(170)	533	807	986
Acquisition-related costs	121	—	274	—
Gain on sale of real estate	(1,791)	—	(2,551)	—
Write-down on certain assets under construction	405	—	405	—
Loss on impairment of goodwill	—	—	—	2,410
Operating income	12,564	12,574	47,241	45,064
Interest expense	(68)	(62)	(246)	(519)
Other income (expense)	(579)	113	(1,675)	(992)
Income before income taxes	11,917	12,625	45,320	43,553
Income taxes	2,909	2,551	11,163	10,842
Net income	$9,008	$10,074	$34,157	$32,711
Net income per diluted share	$0.95	$1.07	$3.59	$3.46
Weighted average diluted shares outstanding	9,451	9,384	9,440	9,379
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income	$9,008	$10,074	$34,157	$32,711
Interest expense	68	62	246	519
Income taxes	2,909	2,551	11,163	10,842
Depreciation expense	1,026	1,128	4,015	4,762
Amortization expense	2,852	3,106	11,576	12,445
EBITDA	$15,863	$16,921	$61,157	$61,279
Operations optimization costs	(170)	533	807	986
Acquisition-related costs	121	—	274	—
Gain on sale of real estate	(1,791)	—	(2,551)	—
Write-down of certain assets under construction	405	—	405	—
Loss on impairment of goodwill	—	—	—	2,410
Pension settlement costs	80	27	155	511
Adjusted EBITDA	$14,508	$17,481	$60,247	$65,186

	For the Three Months Ended August 31,		For the Year Ended August 31,
	2020	2019	2020	2019
Reconciliation of net income to adjusted net income
Net income	$9,008	$10,074	$34,157	$32,711
Transitional impact of the Tax Cuts and Jobs Act, net	—	—	—	(140)
Excess tax benefit related to ASU No. 2016-09	(1)	(157)	(149)	(157)
Operations optimization costs	(170)	533	807	986
Acquisition-related costs	121	—	274	—
Gain on sale of real estate	(1,791)	—	(2,551)	—
Write-down of certain assets under construction	405	—	405	—
Loss on impairment of goodwill	—	—	—	2,410
Pension settlement costs	80	27	155	511
Income taxes *	285	(118)	191	(821)
Adjusted net income	$7,937	$10,359	$33,289	$35,500
Adjusted net income per diluted share (Adjusted diluted EPS)	$0.83	$1.10	$3.50	$3.76

* For the years ended August 31, 2020 and 2019 represents the aggregate tax effect assuming a 21% tax rate for the items impacting pre-tax income, which is our effective U.S. statutory Federal tax rate for fiscal 2020 and 2019.

	For the Three Months Ended August 31,		For the Year Ended August 31,
	2020	2019	2020	2019
Reconciliation of cash provided by operations to free cash flow
Net cash provided by operating activities	$13,069	$19,260	$55,734	$49,535
Purchases of property, plant and equipment	(327)	(647)	(1,371)	(2,488)
Free cash flow	$12,742	$18,613	$54,363	$47,047